Calculation of Filing Fee Table

Form S-8

(Form Type)

LXP Industrial Trust

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Shares of beneficial interest, par value $0.0001 per share, classified as common stock	Other(2)	6,070,924(1)	$10.63(2)	$64,533,922.12	.0000927	$5,982.29

Total Offering Amounts				—	$64,533,922.12	—	$5,982.29

Total Fee Offsets				—	—	—	$0.00

Net Fee Due				—	—	—	$5,982.29

(1)

The shares of beneficial interest, par value $0.0001 per share, classified as common stock (“Common Shares”), of LXP Industrial Trust (formerly Lexington Realty Trust) (the “Trust”) registered hereby consist of (a) 4,000,000 Common Shares available for issuance pursuant to the LXP Industrial Trust 2022 Equity-Based Award Plan (the “2022 Plan”) and (b) 2,070,924 Common Shares that were subject to outstanding awards under the Lexington Realty Trust Amended and Restated 2011 Equity-Based Award Plan on the date the 2022 Plan was approved. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional securities that may become issuable in accordance with the adjustment and changes in capitalization provisions of the 2022 Plan.

(2)	Estimated pursuant to Rule 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low reported sale prices of the Common Shares on The New York Stock Exchange on June 29, 2022.